Exhibit (a)(3)

FORM OF RESTRICTED STOCK AWARD NOTICE UNDER

THE INTERSTATE BAKERIES CORPORATION

1996 AMENDED AND RESTATED STOCK INCENTIVE PLAN

To:                      (“Awardee”)

From: Compensation Committee (“Committee”) of the Board of Directors (“Board”) of Interstate Bakeries Corporation (“Company”)

Date: January 23, 2004

Re: Award of Restricted Shares

WHEREAS, Awardee has previously been granted certain eligible employee stock options to purchase shares of Common Stock of the Company (“Options”), as listed in Attachment A hereto;

WHEREAS, the Amended and Restated Interstate Bakeries Corporation 1996 Stock Incentive Plan (“Plan”) permits the grant of Restricted Stock Awards to certain eligible employees of the Company;

WHEREAS, the Board has approved a program under which Awardee has been offered the opportunity to exchange the Options for Restricted Stock Awards (“Offer to Exchange”);

WHEREAS, Awardee has elected to accept the Offer to Exchange under the terms set forth therein and below; and

WHEREAS, in accordance with the Offer to Exchange, the Company desires to grant to Awardee a Restricted Stock Award in exchange for the Options.

NOW, THEREFORE, the Company grants the following Award to Awardee:

1. Share Award. Pursuant to the Offer to Exchange, the Company awards to the Awardee              (            ) shares of the Common Stock of the Company (“Shares”), as of January 23, 2004 (“Date of Award”). This award is granted under, and is expressly subject to, all the terms and provisions of this Notice, the Offer to Exchange, and the Plan, which terms and provisions are incorporated herein by reference. Awardee has been given a copy of the Plan and has agreed to be bound by all the terms and provisions thereof, a copy of which is attached hereto as Attachment B. All capitalized items used herein but not otherwise defined herein have the same respective meanings as in the Plan.

2. Restrictions on Transfer and Restricted Period. Except as otherwise provided in the Plan, the Shares may not be sold, transferred, pledged,

exchanged, hypothecated or otherwise encumbered or disposed of (collectively, “Restrictions”) during the period commencing on the Date of Award and ending on the applicable Vesting Dates set forth below (“Restriction Period”) and are subject to forfeiture, as more fully described below. Subject to paragraph 3, the Restriction Periods shall end as follows:

(a) One year after the Date of Award, or January 23, 2005, with respect to 25% of the Shares;

(b) Two years after the Date of Award, or January 23, 2006, with respect to an additional 25% of the Shares;

(c) Three years after the Date of Award, or January 23, 2007, with respect to an additional 25% of the Shares; and

(d) Four years after the Date of Award, or January 23, 2008, with respect to the final 25% of Shares.

If the number of Shares results in a fractional number when multiplied by 0.25, then the number of Shares that will vest for the first three annual installments will be rounded to the nearest whole number of Shares, with the balance to vest on the last installment date. Subject to paragraph 3, if Awardee’s employment terminates during the Restriction Period prior to any Vesting Date, Awardee shall forfeit any Shares that have not yet vested in accordance with this Paragraph 2. Subject to paragraph 3, if Awardee’s employment does not terminate, however, during the Restriction Period, such Shares as are scheduled to vest as of an applicable Vesting Date in accordance with the above schedule, shall become fully vested and nonforfeitable on such Vesting Date and immediately free of Restrictions, and the Restriction Period shall end with respect to such Shares.

3. Change of Control Event and Effect of Termination without Cause, Retirement, Death or Disability. In the event of the occurrence of a Change of Control Event, involuntary termination of employment with the Company without Cause, Retirement, death or Disability while employed with the Company during the Restriction Period, all of Awardee’s unvested Shares shall become fully vested and nonforfeitable upon the occurrence of such event, and immediately free of Restrictions, and the Restriction Period shall end with respect to such Shares.

4. Definitions For purposes of this Notice, the following definitions shall apply:

(a) “Cause” shall mean notification by the Company or a subsidiary of the Company to the employee that his or her employment is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any of its subsidiaries.

(b) “Disability” shall mean a physical or mental disability for which Awardee qualifies for long-term disability benefits under the Company’s then existing group long-term disability insurance policy or for which Awardee would qualify for long-term disability benefits if Awardee were covered by such policy.

(c) “Retirement” shall mean Awardee’s voluntary termination of employment from the Company on or after age 60.

To the extent not specifically defined in this Notice, all capitalized terms used in this Notice shall have the meanings ascribed to them in the Plan.

5. Rights as Stockholder. During the Restriction Period, the certificates representing the Shares shall be held by the Company or the Company’s agent, as evidenced by book entry registration, and Awardee will be entitled to instruct the Company or agent (as the case may be) how to vote the Shares. All cash dividends or other distributions with respect to the Shares will be reinvested in additional Shares, which Shares will be credited as a book entry in Awardee’s restricted stock account, and will be subject to the same Restrictions and Restriction Period as the Shares with respect to which such dividends or distributions are made. At the end of the applicable Restriction Period, and upon satisfaction of all tax withholding obligations of Awardee with respect to such vested Shares, the Company or agent, as the case may be, shall deliver the certificates representing such Shares to Awardee (or to Awardee’s Beneficiary or estate, as applicable), upon Awardee’s written request. Any fractional Shares resulting from the reinvestment of dividends and remaining upon a Vesting Date will be distributed to the Awardee in cash, based on the Fair Market Value of the Shares on the Vesting Date.

If Awardee forfeits any rights Awardee may have under this Notice in accordance with paragraph 2, Awardee will, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the forfeited portion of the Shares or any dividends or distributions (and accrued interest thereon) with respect to such forfeited Shares. Awardee will no longer be entitled to receive dividends or distributions with respect to such Shares or vote (or instruct the escrow agent how to vote) such Shares as of any record date occurring thereafter.

6. Surrender of Rights under Option. In consideration of the grant of this Award, and in accordance with the terms of the Offer and Exchange, the Awardee has agreed to surrender irrevocably all rights under the Options and has further agreed that the Options shall be cancelled and automatically rendered null and void and of no further effect, without any further action by Awardee or the Company.

7. Withholding. Upon the release of Restrictions in accordance with paragraphs 2 or 3, the Company, in its sole discretion, shall select from any of the following: (i) withhold from any vested Shares, including any vested cash dividends, interest thereon, or distributions with respect to such Shares, an amount equal to all applicable income and employment taxes required by law to be withheld with respect to such payment; or (ii) require Awardee to pay to the Company such withholding taxes prior to and as a condition of the transfer of such vested Shares, by delivery of a cash payment and/or shares of Common Stock, having a Fair Market Value, on the date of payment, equal to the amount of the required withholding taxes; or (iii) allow Awardee to select either withholding method described in (i) and (ii) as necessary to satisfy such withholding requirements.

8 Administration. This Award has been granted pursuant to a determination made by the Committee. The Committee, or any successor or authorized substitute or designee, in accordance with the Plan and the Offer to Exchange, subject to the express terms of this Notice, shall have plenary authority to interpret any provision of this Notice and to make any determinations necessary or advisable for the administration of the Plan with respect to this Award.

9 Award Notice. This Notice shall constitute an Award Notice as defined by and in accordance with the terms of the Plan.

10. Amendment. This Notice may be amended, in whole or in part, at any time by the Committee; provided, however, that no amendment to this Notice may adversely affect Awardee’s rights under this Notice without Awardee’s written consent.

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